INVESTORS TITLE COMPANY ANNOUNCES
SECOND QUARTER 2025 RESULTS

Contact: Elizabeth B. Lewter
August 6, 2025
Telephone: (919) 968-2200
Nasdaq Symbol: ITIC
FOR IMMEDIATE RELEASE:
Chapel Hill, NC – Investors Title Company (Nasdaq: ITIC) today announced results for the second quarter ended June 30, 2025. The Company reported net income of $12.3 million, or $6.48 per diluted share, compared to $8.9 million, or $4.70 per diluted share, for the prior year period.
Revenues increased 12.6% to $73.6 million, compared to $65.4 million in the prior year period. Net premiums written and escrow and title-related fees increased by $4.0 million, primarily driven by higher real estate activity levels. Other revenue increased $2.7 million due to a gain on assets transferred to a joint venture. Non-title services revenue increased $1.2 million, largely attributable to increases in revenue from like-kind exchanges and management services. Net investment gains increased by $862 thousand due to the impact of changes in the estimated fair value of equity security investments.
Operating expenses increased 6.9% to $57.9 million, compared to $54.1 million in the prior year period. The increase in operating expenses was largely driven by higher agent commissions and an increase in the provision for claims. The rise in agent commissions corresponds with the growth in agent business. The claims expense increased due to higher reserves on reported claims and a reduction in favorable loss development during the current period.
Income before income taxes increased to $15.8 million for the current year quarter, versus $11.3 million in the prior year period. Excluding the impact of net investment gains, adjusted income before income taxes (non-GAAP) increased to $13.7 million for the current year quarter, versus $10.0 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure).

For the six months ended June 30, 2025, net income increased $2.1 million to $15.4 million, or $8.16 per diluted share, versus $13.4 million, or $7.10 per diluted share, for the prior year period. Revenues increased 9.6% to $130.2 million, compared with $118.8 million for the prior year period. Operating expenses increased 8.4% to $110.4 million, compared to $101.8 million for the prior year period. Income before income taxes increased to $19.9 million for the current year, versus $17.1 million in the prior year period. Excluding the impact of net investment gains, adjusted income before income taxes (non-GAAP) increased to $18.9 million for the current year period, versus $13.4 million in the prior year period (see Appendix A for a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure). Overall results for the year-to-date period have been shaped predominantly by the same factors that affected the second quarter. The one notable exception was lower net investment gains for the first six months of 2025, compared to the same prior year period, which were driven by negative changes in the estimated fair value of equity security investments and a decrease in realized gains from the sale of investment securities.
Chairman J. Allen Fine commented, “We are pleased to report our strongest quarterly performance in over three years, reflecting solid execution and broad-based revenue growth. The increase in profitability was driven largely by growth in title insurance revenues, aided by increases in our non-title business segments, particularly our like-kind exchange subsidiary.
"Despite ongoing market headwinds, incoming order volumes in the second quarter exceeded those of the same period last year. As a result, we are entering the third quarter with a stronger pipeline of open orders compared to a year ago. We believe this positions us well for continued momentum in the quarters ahead.”
Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

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Cautionary Statements Regarding Forward-Looking Statements
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “plan,” expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends. Such statements include, among others, any statements regarding the Company’s expected performance for future periods and the full year, the impact of order volumes on results in future quarters, future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancement of competitive strengths, execution on expense management strategies, development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; changes in government regulations and policy, including as a result of the Trump administration such as policies related to tariffs and taxes and their impact on the macroeconomic environment; changes in the economy; the impact of inflation and responses by government regulators, including the Federal Reserve, such as changes in interest rates; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the Securities and Exchange Commission, and in subsequent filings.

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Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2025 and 2024
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Net premiums written	$54,496	$51,416	$100,841	$91,596
Escrow and other title-related fees	5,694	4,801	9,586	8,524
Non-title services	5,477	4,304	10,086	8,608
Interest and dividends	2,361	2,568	4,700	5,088
Other investment income	609	890	1,019	1,001
Net investment gains	2,104	1,242	925	3,664
Other	2,908	161	3,057	360
Total Revenues	73,649	65,382	130,214	118,841

Operating Expenses:
Commissions to agents	29,077	26,550	53,934	46,420
Provision for claims	2,080	905	2,403	1,815
Personnel expenses	17,460	18,154	35,794	36,736
Office and technology expenses	4,327	4,308	8,867	8,773
Other expenses	4,907	4,198	9,365	8,033
Total Operating Expenses	57,851	54,115	110,363	101,777

Income before Income Taxes	15,798	11,267	19,851	17,064

Provision for Income Taxes	3,520	2,396	4,402	3,668

Net Income	$12,278	$8,871	$15,449	$13,396

Basic Earnings per Common Share	$6.51	$4.71	$8.19	$7.10

Weighted Average Shares Outstanding – Basic	1,887	1,884	1,886	1,886

Diluted Earnings per Common Share	$6.48	$4.70	$8.16	$7.10

Weighted Average Shares Outstanding – Diluted	1,894	1,886	1,894	1,887

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2025 and December 31, 2024
(in thousands)
(unaudited)

	June 30, 2025	December 31, 2024
Assets

Cash and cash equivalents	$29,683	$24,654

Investments:
Fixed maturity securities, available-for-sale, at fair value	118,450	112,972
Equity securities, at fair value	34,798	39,893
Short-term investments	60,376	59,101
Other investments	23,029	20,578
Total investments	236,653	232,544

Premiums and fees receivable	16,973	16,054
Accrued interest and dividends	1,611	1,469
Prepaid expenses and other receivables	10,129	7,033
Property, net	28,480	27,935
Goodwill and other intangible assets, net	10,617	15,071
Lease assets	7,781	6,156
Other assets	2,703	2,655
Current income taxes receivable	1,194	—
Total Assets	$345,824	$333,571

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$38,051	$37,060
Accounts payable and accrued liabilities	29,791	34,011
Lease liabilities	8,010	6,356
Current income taxes payable	—	276
Deferred income taxes, net	3,795	4,095
Total liabilities	79,647	81,798

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,888 and 1,886 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	265,355	251,418
Accumulated other comprehensive income	822	355
Total stockholders’ equity	266,177	251,773
Total Liabilities and Stockholders’ Equity	$345,824	$333,571

Investors Title Company and Subsidiaries
Direct and Agency Net Premiums Written
For the Three and Six Months Ended June 30, 2025 and 2024
(in thousands)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2025	%	2024	%	2025	%	2024	%
Direct	$15,823	29.0	$15,531	30.2	$29,357	29.1	$28,852	31.5

Agency	38,673	71.0	35,885	69.8	71,484	70.9	62,744	68.5

Total	$54,496	100.0	$51,416	100.0	$100,841	100.0	$91,596	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Six Months Ended June 30, 2025 and 2024
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of net investment gains and losses, which are recognized in net income under GAAP. Net investment gains and losses include realized gains and losses on sales of investment securities and changes in the estimated fair value of equity security investments. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Revenues
Total revenues (GAAP)	$73,649	$65,382	$130,214	$118,841
Subtract: Net investment gains	(2,104)	(1,242)	(925)	(3,664)
Adjusted revenues (non-GAAP)	$71,545	$64,140	$129,289	$115,177

Income before Income Taxes
Income before income taxes (GAAP)	$15,798	$11,267	$19,851	$17,064
Subtract: Net investment gains	(2,104)	(1,242)	(925)	(3,664)
Adjusted income before income taxes (non-GAAP)	$13,694	$10,025	$18,926	$13,400